UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2024

THE MOSAIC COMPANY
(Exact name of registrant as specified in its charter)

DE	001-32327	20-1026454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 East Kennedy Blvd.		33602
Suite 2500
Tampa,	FL
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (800) 918-8270
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MOS	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain         Officers; Compensatory Arrangements of Certain Officers.
On November 8, 2024, Mr. Clint C. Freeland informed The Mosaic Company ("Mosaic") of his intention to retire from Mosaic in 2025. In connection with his retirement, Mr. Freeland will resign as the Executive Vice President and Chief Financial Officer effective December 31, 2024, and will continue as a Senior Advisor to Mosaic until his retirement on July 1, 2025. Mr. Freeland will continue to receive his current cash compensation and be eligible to participate in benefit plans generally available to management-level employees after his transition to Senior Advisor through his remaining period of employment with Mosaic.

On November 12, 2024, Mosaic announced that effective November 18, 2024, its Board of Directors ("Board") appointed Mr. Luciano Siani Pires to the position of Executive Vice President and Chief Financial Officer - Designate. Following Mr. Freeland's resignation as Executive Vice President and Chief Financial Officer on December 31, 2024, Mr. Siani Pires will assume the role of Executive Vice President and Chief Financial Officer effective January 1, 2025.

Effective upon Mr. Siani Pires's first date of employment with Mosaic, the Compensation and Human Resources Committee ("CHR Committee") of the Board approved (i) a base salary of $650,000; (ii) a target bonus under Mosaic’s Management Incentive Plan ("MIP") for 2024 equal to 75% of his base salary earned in 2024; and (iii) a long-term incentive award under Mosaic's 2023 Stock and Incentive Plan valued at $1,000,000 on the date of grant (based on the closing price of Mosaic's common stock on the New York Stock Exchange on Mr. Siani Pires's first date of employment with Mosaic) of which 40% of the value will be granted in the form of restricted stock units and the remaining 60% will be granted in the form of total shareholder return (TSR) performance units. In March 2025, Mr. Siani Pires will be eligible to participate in the Mosaic long-term incentive program for executives. The CHR Committee of the Board also approved an adjustment to Mr. Siani Pires's compensation effective upon assuming the role of Executive Vice President and Chief Financial Officer on January 1, 2025, reflecting a base salary of $800,000 and a target bonus under Mosaic's MIP equal to 90% of his base salary. The target value of the long-term incentive award for which Mr. Siani Pires will be eligible to receive in March 2025 will be $2,500,000 on the date of the grant. The CHR Committee also approved an executive severance and change in control agreement for Mr. Siani Pires in the form previously approved by the CHR Committee for executive officers other than Mosaic's Chief Executive Officer.

Mr. Siani Pires, age 54, most recently served as an independent consultant and advisor for the mining industry, including as an advisor to Mosaic. Prior to becoming a consultant, Mr. Siani Pires held the position of Executive Vice President of Strategy and Business Development for Vale, S.A. ("Vale"), a global mining company from 2021 to 2023, Chief Financial Officer for Vale with oversight responsibility for finance from 2012 to 2021, including procurement from 2012 to 2017, shared services from 2012 to 2013, information technology from 2015 to 2017, project implementation from 2016 to 2017 and the Fertilizer business in 2017. From 2008 to 2012, Mr. Siani Pires held leadership positions with Vale including Group Head of Strategy and Group Head of Human Resources. In 2007 and 2008, Mr. Siani Pires was chief of staff and executive secretary to the president at Brazil’s National Development Bank, where he had previously worked, (i) in 2005 and 2006, as head of the Capital Markets department and (ii) in 2001 and 2002, as head of the Export Finance department. Mr. Siani Pires also served as chairman of the Board of Directors of VLI S.A. from 2017 to 2023, the holding company of VLI Group, the second largest Brazilian logistics company which operates railways, ports and logistics terminals, and was a former consultant at McKinsey and Company.

Mr. Siani Pires has no family relationships with any director or other officer of Mosaic. Mr. Siani Pires previously served on the board of directors of Mosaic as a non-executive director between 2018 and 2022.

Item 9.01 - Financial Statements and Exhibits
(d): The following exhibits are being filed herewith:

Exhibit No.	Description

99.1	Offer Letter to Luciano Siani Pires

104	Cover Page Interactive Data File, formatted in Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: November 12, 2024	By:	/s/ Philip E. Bauer
	Name:	Philip E. Bauer
	Title:	Senior Vice President, General Counsel
and Corporate Secretary